Exhibit 10.7

FIRST AMENDMENT GOLO LOTTO.COM PURCHASE AGREEMENT

This first Amendment ("Amendment") of Golo Lotto Purchase Amendment Agreement, (the "Agreement") is entered into this 31st day of March, 2003, by and between Latin America Futbol Corporation, a Florida corporation (the "Company") the owner of the Golo Lotto brand and website (www.gololotto.com) and San Diego Soccer Development Corporation dba Soccer Development of America (SDA) (the "Purchaser"), a publicly traded Nevada Corporation.

PREFACE

WHEREAS, LAFC and SDA entered into entered into an Asset Purchase Agreement (the Purchase Agreement") whereby LAFC sold a fifty-one (51%) percent interest in the Golo Lotto, a corporation registered in the Netherland Antilles, and the website (www.gololotto.com) and the Golo Lotto logo and brand to the Purchaser.

WHEREAS, the Agreement failed to include such a provision and it is the desire of the parties to amend the Agreement to extend the payment plan by the Company in order to give the Purchaser more time to complete the transaction;

NOW THEREFORE, for good and valuable consideration, the parties agree to amend the Agreement as provided in this Amendment.

ARTICLE I

The following paragraph is included as the third paragraph of Section 3 of the Agreement:

Terms of Purchase: The Company will allow the Purchaser to pay the remaining balance of twenty-seven thousand (27,000) dollars in one or more installments on or before December 31, 2003. Failure to pay the remaining balance on or before December 31, 2003 shall constitute a default under the terms of the Purchase Agreement.

ARTICLE II

This Amendment to the Agreement may be executed in any number of counterparts, each of which, when taken together, shall be deemed the fully executed agreement between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

Soccer Development of America	Latin America Futbol Corporation

By: /s/ Yan Skwara	By: /s/ Mann
Name: Yan Skwara Title: Chairman/President	Name: Manny Bains Title: Chairman
Date: March 31, 2003	Date: March 31, 2003